PRIVILEGED AND CONFIDENTIAL EXECUTION COPY

RETIREMENT AGREEMENT

         This Retirement Agreement (this “Agreement”) by and between The Chubb Corporation (the “Company”) and Dean R. O’Hare (the “Executive”) is dated September 18, 2002 (the “Execution Date”).

         1.     Retirement. Effective as of the earlier of (a) the date that a successor chief executive officer of the Company assumes office or (b) December 31, 2002, the Executive hereby retires and resigns as chief executive officer, Chairman and a member of the Board of Directors of the Company (the “Board”), and from all other positions (including as a member of the Company’s International Advisory Board) the Executive then holds as an employee, officer or member of the board of directors of the Company, its subsidiaries or affiliates (the Company, its subsidiaries and affiliates and the Company’s joint venture with American International Group, Inc. are hereinafter referred to as the “Affiliated Entities”) and any other joint venture in which any of the Affiliated Entities is a participant (the date on which the Executive’s resignation and retirement is effective pursuant to this sentence is hereinafter referred to as the “Retirement Date”). Until the Retirement Date, the Executive agrees that he shall devote his full business time and attention to the business and affairs of the Company and the other Affiliated Entities, comply fully with all laws and regulations applicable to him in connection with his employment or service as an officer, director or employee of any of the Affiliated Entities, conduct himself in accordance with all applicable written policies of each of the Affiliated Entities and the ethical and moral standards suitable for the chief executive of a major U.S. public company and use his best efforts to promote the business and welfare of the Company, its shareholders and the other Affiliated Entities.

         2.     Compensation until Retirement Date. (a) Base Salary. Until the Retirement Date, the Executive shall continue to receive his annual base salary at the rate in effect as of the Execution Date, payable in accordance with the Company’s payroll practices as may be in effect from time to time.

                  (b) Annual Bonus. With respect to the 2002 bonus plan year, the Executive shall be paid an annual bonus (the “Bonus”) equal to the product of (i) the annual bonus the Executive would have earned, if any, for such year if the Executive had been employed by the Company for the full plan year, which annual bonus, if any, for purposes of this clause (i) shall be an amount equal to a percentage of the Executive’s target bonus for the 2002 bonus plan year that is equal to the average percentage of the respective target bonuses (the “Average”) paid to the executives who were in Band 9 with respect to annual bonuses for the 2002 bonus plan year, and (ii) a fraction, the numerator of which is the number of days from the commencement of the 2002 bonus plan year until the Retirement Date, and the denominator of which is 365, such Bonus to be paid to the Executive at such time and in such manner as annual bonuses for such year are paid to executives of the Company generally. The Executive shall not be eligible for any bonus with respect to any bonus plan year after 2002, and in no event shall any bonus paid to any successor chief executive officer be taken into account in determining the Average.

                  (c) Other Compensation and Benefits. Until the Retirement Date, except as otherwise provided in this Agreement, the Executive shall continue to be eligible to participate in all other compensation and benefits plans, programs, policies and practices of the

Company and its subsidiaries on the same terms and conditions as the Executive was eligible to participate immediately prior to the Execution Date (it being understood, however, that the Executive will not be entitled to receive any new awards of stock options or other equity-based compensation (including restoration options) or, except as provided in Section 2(b) above, other forms of incentive compensation).

         3.     Retirement Benefits. (a) Pension Credit. Subject to the Executive’s continued compliance with the provisions of Sections 5, 6, 7, 8 and 9, the Executive shall be paid an aggregate amount (the “Supplementary Pension Payment”) equal to (i) the sum of the lump sum actuarial equivalent of the benefit under the Pension Plan of the Company (the “Pension Plan”) and the Pension Excess Benefit Plan of the Company (the “Excess Plan”) that the Executive would have received had the Executive received additional years of age and service credit for five years after the Retirement Date, assuming for this purposes that the Bonus is included in the Executive’s “Compensation” (as defined in Section 1.16 of the Pension Plan) for 2002 under the Pension Plan and the Excess Plan, minus (ii) the sum of the lump sum actuarial equivalent of the Executive’s actual benefit (paid or payable) under the Pension Plan and the Excess Plan as of the Retirement Date (utilizing for each of clauses (i) and (ii) the same actuarial assumptions as those in effect under the Pension Plan and the Excess Plan, as applicable, immediately prior to the Execution Date). The Supplementary Pension Payment shall be paid to the Executive, without interest, in equal monthly installments during the five years following the Retirement Date; provided, that for monthly installments paid to the Executive prior to the determination of the Bonus, the Supplementary Pension Payment shall be calculated in the manner provided in Section 3(c) without regard to the Executive’s compensation for 2002; provided, further, that promptly following the final determination of the amount of the Supplementary Pension Payment at the March Meeting as provided in Section 3(c), the Company will pay to the Executive an amount, if any, equal to the aggregate shortfall in such monthly installments based on the amount of the finally determined Supplementary Pension Payment.

                  (b) Stock Options. Following the Retirement Date, all of the Executive’s stock options granted by the Company to purchase shares of the Company’s stock (the “Stock Options”) that are outstanding and vested on the Retirement Date shall remain exercisable in accordance with their terms. Any termination of the Executive’s employment (other than for death or Disability (as such term is defined in the Company’s long-term disability plan)) on or prior to the Retirement Date shall be deemed to be termination of employment for retirement with respect to the terms of any outstanding Stock Options. Subject to the remainder of this Section 3(b), following the Retirement Date, all of the Stock Options, if any, that are outstanding and unvested on the Retirement Date shall continue to vest in accordance with their terms as if the Executive had remained employed by the Company, and once vested, shall remain exercisable in accordance with their terms. Notwithstanding anything contained in the immediately preceding sentence to the contrary, (i) Stock Options held by the Executive that are unvested on the Retirement Date shall not continue to vest and shall not be exercisable until the date on which both the Supplementary Pension Payment and Black-Scholes values required to be determined under clause (ii) of this Section 3(b) have been determined (the “Stock Option Determination Date”), and (ii) on the Stock Option Determination Date, the Executive shall, and hereby will, cease to be eligible to vest in a number of unvested Stock Options (if there had been unvested stock options on the Retirement Date) with a Black-Scholes value equal to the amount of the Supplementary Pension Payment, or if the number of such unvested Stock Options has a

Black-Scholes value less than the Supplementary Pension Payment, then the Executive shall cease to be eligible to vest in all of such unvested Stock Options. All Stock Options which shall no longer be eligible to vest as of the Stock Option Determination Date shall terminate as of the Stock Option Determination Date and shall under no circumstances become exercisable. If the Executive shall cease to be eligible to vest in less than all unvested Stock Options, then the Stock Options subject to termination under this Section 3(b) shall be determined by terminating first those with the highest per share exercise price and then terminating Stock Options in descending order of exercise price. The applicable award agreements for the Stock Options that remain unvested following the Retirement Date are hereby amended to the extent necessary to implement this Section 3(b); provided, however, that nothing herein shall amend such award agreements to eliminate or modify the provisions regarding cancellation and rescission of the Stock Options including without limitation the non-disclosure, non-solicitation, and assignment of inventions provisions.

                  (c) Calculations. The Supplementary Pension Payment and the Black-Scholes calculations required to be made under Sections 3(a) and 3(b) shall be determined as soon as reasonably practicable following the determination of the Bonus at the meeting of the Board of Directors scheduled for March 2003 (“March Meeting”) by Mercer Human Resource Consulting, or such other nationally recognized actuarial firm as may be designated by the Company (the “Firm”). For purposes of Section 3, the Black-Scholes value shall be determined as soon as reasonably practicable following the March Meeting based on the average of the high and low price of a share of Company common stock, remaining option term, dividend yield, risk-free interest rate and stock price volatility (in a manner consistent with the assumptions provided to the Executive by the Company on or prior to the Execution Date), each as measured on the date of the March Meeting, and shall otherwise be determined in a manner consistent with the methodology used by Mercer Human Resources Consulting for valuing stock options for employees of the Company during the year 2002 through the Execution Date (with assumptions updated as of the March Meeting). The Company shall cause the Firm to furnish such calculations to it and to the Executive and each shall have five (5) business days after such presentation to discuss the same with the Firm. Following such five day period, the determination by the Firm shall be final and binding upon the Company and the Executive, unless the parties agree otherwise.

                  (d) Other Benefits. Following the Retirement Date, (i) the unvested restricted shares granted to the Executive under the Company’s Long-Term Stock Incentive Plans (the “Restricted Shares”) shall continue to vest in accordance with their terms as if the Executive had remained employed by the Company, (ii) the performance shares granted to the Executive under the Company’s Long-Term Stock Incentive Plans (the “Performance Shares”) shall be settled in cash or in shares of the Company’s stock (as determined by the Compensation Committee under the terms of the plans) at such time as performance shares are generally settled in accordance with their terms as if the Executive had remained employed by the Company, (iii) the Executive shall be entitled to receive the vested benefits under the Executive’s account under the Company’s Executive Deferred Compensation Plan in accordance with the Executive’s election and the terms of the plan, as such terms may be amended from time to time with respect to participants generally, (iv) the Executive shall be entitled to receive his vested benefits under the Company’s Capital Accumulation Plan, Pension Plan, Excess Plan, Employee Stock Ownership Plan, Profit Sharing Plan and Defined Contribution Excess Benefit Plan, in accor-

dance with the terms of such plans, as such terms may be amended from time to time with respect to participants generally, and (v) to the extent eligible, the Executive shall participate in any retiree medical and group life insurance plans maintained by the Company in accordance with the terms of such plans, as such terms may be amended from time to time with respect to participants generally. During the three year period following the Retirement Date, subject to the Executive’s compliance with Sections 5, 6, 7, 8, and 9, the Company shall provide the Executive with AYCO benefits in accordance with the terms of the Company program in which the Executive participated immediately before the Retirement Date; provided, that in no event shall the cost of such services borne by the Company exceed $10,500 per year.

                  (e) Purchase of Office Furniture. Within 30 days after the Retirement Date, the Executive may purchase from the Company any or all of the Executive’s Company-provided office furnishings at the book value of such furnishings as of the Retirement Date, provided that the Executive provides written notice to the Company of his intention to purchase such items no later than 20 days after the Retirement Date.

                  (f) D&O Insurance. Following the Retirement Date, the Company shall provide or cause to be provided to the Executive coverage under the Company’s directors’ and officers’ insurance policies for events that occurred while the Executive was a director or officer of the Company on the same terms and conditions applicable to other former senior executives and directors of the Company. The Company shall indemnify the Executive to the extent provided in the Company’s Restated Certificate of Incorporation as of the Execution Date.

         4.     Consulting Agreement.

                  (a) Consulting Services. From the Retirement Date until the fifth anniversary thereof or the Executive’s sooner death (the “Consulting Period”), the Executive shall, during normal business hours, as may be reasonably requested from time to time by the Board or the chief executive officer of the Company, (i) advise and consult on matters within or related to the Executive’s expertise and knowledge in connection with the business of the Company and other Affiliated Entities and (ii) make himself reasonably available to the Company and other Affiliated Entities to respond to requests for information concerning matters involving facts or events relating to the Company or the other Affiliated Entities that may be within the Executive’s knowledge; provided, however, that in no event shall the Executive be required to render such services in excess of 350 hours per year or 40 hours per month (it being understood that during the first three months following the Retirement Date the consulting services may exceed 40 hours per month but in no event shall exceed 80 hours per month). During the Consulting Period, the Executive (a) will not be an employee of, and will be an independent contractor to, the Company for all purposes, (b) will be credited with no service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of any of the Affiliated Entities, and (c) except as expressly provided for herein, receive no compensation or employee benefits from any of the Affiliated Entities.

                  (b) Consulting Fees. In consideration for agreeing to provide and providing the consulting services set forth in Section 4(a), subject to the Executive’s compliance with the provisions of Sections 5, 6, 7, 8 and 9, during the Consulting Period the Executive shall be paid an annual consulting fee of $201,800 (the “Consulting Fees”), payable in equal installments no less frequently than monthly.

                  (c) Support. During the Consulting Period, subject to the Executive’s compliance with the provisions of Sections 5, 6, 7, 8 and 9, the Company agrees to provide the Executive with an office within 25 miles of the Company’s headquarters in Warren, New Jersey and, during normal business hours, a full-time secretary selected by the Company (it being understood that such secretary shall be permitted to perform services for the Company other than to the Executive so long as such services do not materially interfere with such secretary’s ability to perform his or her duties for the Executive), provided, that the Company’s obligations under this sentence shall terminate upon (x) the Executive becoming employed by, or providing significant services to, another business entity or (y) any other entity providing the Executive with comparable secretarial services or office space, as applicable, and the Executive shall have an affirmative obligation to promptly notify the Company in writing of any such event. During the Consulting Period, subject to the Executive’s compliance with the provisions of Sections 5, 6, 7, 8 and 9, to the extent (i) necessary to perform the consulting services under Section 4(a) and (ii) pre-approved by the chief executive officer of the Company or such other person as the chief executive officer of the Company may designate, the Company shall provide the Executive with other administrative support services and the use of Company-provided transportation.

                  (d) Expense Reimbursement. During the Consulting Period, subject to the Executive’s compliance with the provisions of Sections 5, 6, 7, 8 and 9, the Company shall reimburse the Executive pursuant to the Company’s reimbursement policies for any reasonable business expenses incurred by the Executive in connection with the performance of the consulting services described in Section 4(a) including commercial travel on a first-class basis, including in connection with attendance by the Executive (i) at meetings with Company representatives to the extent requested by the Board or the chief executive officer of the Company and (ii) the meeting of the Company’s International Advisory Board scheduled to take place October 14 and 15, 2002.

         5.     Non-Disparagement. (a) The Executive shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of any of the Affiliated Entities or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. The Executive further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of the Affiliated Entities.

                  (b) Nothing in this Agreement shall prohibit any person from making truthful statements (i) when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential or (ii) as reasonably necessary in response to any pending or threatened litigation against, or publicity adverse to, the Executive that is initiated by the Company, its directors or executive officers.

         6.     Confidentiality/Return of Property. The existence of and terms and conditions of this Agreement shall be held confidential by the Executive, except for disclosure (i) in connection with an offer of employment by a new employer, provided that such potential employer shall agree to keep the same confidential, (ii) to the Executive’s financial and legal advisors, provided that such advisors shall agree to keep the same confidential, or (iii) required by order of a court, applicable law, or with the written consent of the Company; it being understood that the obligations of the Executive under this sentence shall terminate upon the Company’s public filing of this Agreement. In addition, the Executive shall hold in a fiduciary capacity for the benefit of the Company and the other Affiliated Entities and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to any of the Affiliated Entities and their businesses (including without limitation information about the Affiliated Entities’ clients’ and customers’ and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that the Executive has obtained during his employment with the Company and/or any of the other Affiliated Entities, provided that the foregoing shall not apply to information that is generally known to the public other than as a result of the breach of this Agreement by the Executive (“Confidential Information”). The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and the other Affiliated Entities, and that such information gives the Company and the other Affiliated Entities a competitive advantage. Upon termination of the Executive’s employment, the Executive shall surrender immediately to the Company, except as specifically provided otherwise herein, all Confidential Information and all other property of the Company or any of the other Affiliated Entities in the Executive’s possession and all property made available to the Executive in connection with his employment by the Company or any of the other Affiliated Entities, including, without limitation, any and all other records, manuals, customer and client lists, notebooks, files, papers, computers, computer programs, computer discs, lists, data, cellular phones, two-way pagers, palm held electronic devices, electronically stored information and all other documents (and all copies thereof) held or made by the Executive in the course of the Executive’s employment with the Company or any of the other Affiliated Entities. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate Affiliated Entity may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Entities to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose.

         7.     Non-competition. During the five-year period following the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, alone or with others, on his own behalf or on behalf of another (other than in the Executive’s capacity as a consultant hereunder):

                  (a) become an employee of, or render any services to, any person or entity (including any joint venture, partnership, firm, corporation, limited liability company) that engages in (i) the property and casualty insurance business, including commercial insurance, personal insurance, specialty insurance, surety, excess and surplus lines and reinsurance; (ii) the accident and health insurance business other than if incident to providing life insurance, (iii) the businesses in which Chubb Financial Solutions is engaged as of the Execution Date or the Retirement Date, and/or (iv) the insurance agency or brokerage business (any such person or entity referred in clauses (i) through (iv), a “Competitive Business”);

                  (b) otherwise participate in, engage in or assist in any Competitive Business; or

                  (c) continue to be or become interested in any Competitive Business, directly or indirectly, in any capacity or in any relationship with any other person or entity, whether as an individual, partner, member, shareholder, director, officer, principal, agent, employee, trustee, or consultant; provided, however, that nothing contained in this Agreement shall be deemed to prohibit the Executive from acquiring, solely as a passive investment, shares of capital stock of any corporation which are publicly traded so long as the Executive does not thereby own more than one percent (1%) of the outstanding shares of such corporation.

         8.     Non-solicitation of Employees. During the Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, contact, induce or solicit (or aid or assist any other person or entity to contact, induce or solicit) (i) any person or entity who is or was a director, officer, employee, salesperson, agent, consultant, representative, advisor or supplier of the Affiliated Entities during, or within the twelve (12) months prior to the commencement of, the Restricted Period to become an employee of, or otherwise become affiliated with, any person or entity with which the Executive is employed or otherwise affiliated, or (ii) any person or entity who is a director, officer, employee, salesperson, agent, consultant, representative, advisor or supplier of any of the Affiliated Entities during the Restricted Period to terminate, curtail or otherwise limit their employment by or business relationship with any of the Affiliated Entities.

         9.     Non-solicitation of Customers. During the Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, contact, induce, solicit (or aid or assist any other person or entity to contact, induce or solicit) any customer of any of the Affiliated Entities or any person or entity that was a customer of any of the Affiliated Entities at any time during, or within the twelve (12) months prior to the commencement of, the Restricted Period for the benefit or account of any Competitive Business.

         10.     Remedies. The Executive acknowledges and agrees that the terms of Sections 5, 6, 7, 8 and 9 (a) are reasonable in light of all of the circumstances, (b) are sufficiently limited to protect the legitimate interests of the Company and the other Affiliated Entities, (c) impose no undue hardship on the Executive and (d) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of this Agreement, including, without limitation, the provisions of Sections 5, 6, 7, 8 and 9 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elected to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of Sections 5, 6, 7, 8 and 9 is determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of Sections 5, 6, 7, 8 and 9 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

         11.     Release. (a) General Release of the Company. The Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees, including under the New Jersey Law Against Discrimination and the New Jersey Conscientious Employee Protection Act (collectively “Executive/Releaser Actions”) from the beginning of the world until the Execution Date. As of the Retirement Date, the Executive shall execute an additional release of the Releasees for himself and the other Releasers to release the Releasees from all Executive/Releaser Actions the Executive may have from the Execution Date through the Retirement Date (the “Additional Release”). The Additional Release shall be in a form substantially similar to this Section 11.

                  (b) Exclusions from Release. Expressly excluded from the release provided in Section 11(a) and the Additional Release are (i) any claim by the Releasers for compensation and benefits to be provided to the Executive under this Agreement, (ii) any claim by the Releasers for benefits to which the Executive may be entitled under the Company’s Capital Accumulation Plan, Pension Plan, Excess Plan, Employee Stock Ownership Plan, Profit Sharing Plan, Defined Contribution Excess Benefit Plan, any welfare or other benefit plan of the Company in which the Executive participates, the Stock Options, Restricted Shares and the Performance Shares and (iii) any claim by the Releasers related to the Executive’s indemnification as an officer, director and employee of the Affiliated Entities under Section Twelfth of the Company’s Restated Certificate of Incorporation or By-Laws. The parties agree that this Agreement shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the Age Discrimination in Employment Act of

1967, as amended and other laws. In addition, the parties agree that this Agreement shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Executive knowingly and voluntarily waives all rights or claims that arose prior to the Execution Date that the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC (“EEOC Claims”), and will similarly waive in the Additional Release all such rights or claims with respect to any EEOC Claims arising from the Execution Date through the Retirement Date.

                  (c) ADEA Rights. The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Agreement; (iii) he was given a period of twenty-one days within which to consider this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following the Execution Date, and this Agreement shall not become effective, and no payments or benefits shall be made or provided hereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the expiration of such seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

         12.     Legal Fees. The Company agrees to pay no later than 30 days following the Company’s receipt of an invoice from the Executive all reasonable legal fees and expenses that the Executive incurs in connection with entering into this Agreement.

         13.     Cooperation. The Executive agrees to make himself reasonably available to the Affiliated Entities to respond to requests by any of the Affiliated Entities for information covering matters involving facts or events relating to any of the Affiliated Entities, and to otherwise assist the Affiliated Entities, with respect to pending and future litigation, arbitration or other dispute resolution (it being understood that the Executive’s cooperation commitment under this Section 13 shall not be subject to any hour limits, but any time spent by the Executive in satisfaction of his obligations under this Section 13 shall reduce the number of hours during which the Executive shall be required to provide services under Section 4(a), provided, that any time spent by the Executive in satisfaction of his obligations under this Section 13 shall not reduce the hours the Executive may be required to perform consulting services during the first three months following the Retirement Date). The appropriate Affiliated Entity shall reimburse the Executive for his reasonable travel expenses, consistent with Section 4(d), and other out-of-pocket costs incurred as a result of his assistance under this Section 13.

         14.     Entire Agreement; Other Benefits. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes all prior agreements, understandings, discussions and negotiations, whether written or oral, between the parties hereto other than the compensation and benefit plans referred to in Sections 2 and 3 above and the awards thereunder, all of which shall continue in accordance with their terms, as modified by Sections 2 and 3 above and as may be further modified with respect to participants generally. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Affiliated Entities including, without limitation, any severance or other benefits under the Executive Severance Agreement between the Executive and the Company and dated as of February 19, 1982, as amended, which agreement shall be void as of the Execution Date.

         15.     Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and the legal representatives of his estate to the extent applicable. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         16.     Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

         17.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws.

         18.     Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Executive:

At the most recent address on file at the Company.

If to the Company:

The Chubb Corporation 15 Mountain View Road Warren, New Jersey 07059

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

         19. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

         20.     Non-Admission. This Agreement does not constitute an adjudication or finding on the merits of any issue or matter and it is not to be construed as an admission by either party hereto or any Affiliated Entity of any violation of any policies or procedures or of any unlawful behavior whatsoever. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of, or an admission by either party hereto or any Affiliated Entity of any violation of policies, procedures, state or federal laws, regulations or common-law rights. This Agreement may be introduced in any proceeding to enforce this Agreement; provided that the party seeking its introduction shall be required to seek to have it introduced pursuant to an order protecting its confidentiality from third parties prior to the date on which the Agreement is publicly-filed.

         21.     Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         22.     Other Terminations of Employment. Upon a termination of the Executive’s employment by reason of the Executive’s death or Disability (as such term is defined in the Company’s long-term disability plan) or by the Company other than for Cause or by the Executive for Good Reason, the date of such termination of employment shall be deemed to be the “Retirement Date” for all purposes of this Agreement and the Executive or his beneficiaries, as applicable, shall be entitled to the compensation and benefits set forth herein as if he had resigned and retired on the Retirement Date; provided, however, that in the event of the Executive’s death or Disability, Section 4 shall be void and of no further force and effect. In the event that the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily resigns without Good Reason prior to the Retirement Date or if the Executive fails to execute the Additional Release or revokes the Additional Release, the Executive shall be paid the Executive’s base salary through the date of termination of employment to the extent theretofore unpaid, Sections 2, 3 and 4 shall be void and of no further force and effect, and the Affiliated Entities shall have no other obligations under this Agreement. If the Executive’s employment with the Company terminates for any reason, the Executive will be deemed to have resigned from all positions and offices set forth in Section 1. For purposes of this Agreement, “Cause” shall mean: (a) the failure of, or refusal by, the Executive to perform substantially the Executive’s duties with the Company as CEO or Chairman (other than any such failure resulting from incapacity due to physical or mental illness and other than any such failure not in bad faith and which is remedied by the Executive within ten (10) days after notice thereof in reasonably detail has been delivered to the Executive by the Company), (b) the engaging by the Executive in illegal, dishonest or fraudulent conduct or gross misconduct, (c) commission of a felony or a guilty or nolo contendere plea by the Executive with respect to a felony, or (d) a material breach by the Executive of any of the provisions of this Agreement (excluding for this purpose any action not taken in bad faith and which is remedied by the Executive within ten (10) days after notice thereof in reasonably detail has been delivered to the Executive by the Company). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent: (a) the Company’s failure to pay to the Executive the Executive’s base salary in accordance with Section 2(a) (excluding for this purpose any action not taken in bad faith and which is remedied by the Company within ten (10) days after notice thereof in reasonable detail has been delivered to the Company by the Executive), (b) the relocation of the Executive’s principal place of business to a location more than 50 miles from the Executive’s principal place of business as of the Execution Date, or (c) the assignment to the

Executive by the Board of Directors of any duties that are materially inconsistent with the dignity of the Executive’s positions as CEO and Chairman of the Company (excluding for this purpose any action not taken in bad faith and which is remedied by the Company within ten (10) days after notice thereof in reasonable detail has been delivered to the Company by the Executive).

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

Dean R. O’Hare
Executive

THE CHUBB CORPORATION

By: Lawrence M. Small
September 17, 2002

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